EXHIBIT 11.1

We herby consent to the use in this Annual Report pursuant to Regulation A on form 1-K of our report dated April 27th, 2023, relating to the consolidated financial statements of Juva Life Inc. for the year ended December 31, 2022 which is part of this Annual Report.

April 28, 2023

Lakewood, Colorado, USA